Exhibit A
Complaint


RLF1-2610845-1


RLF1-2610845-1
                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

SEIDMAN AND ASSOCIATES, L.L.C.
and LAWRENCE B. SEIDMAN,

                           Plaintiffs,

         v.                                            Civil Action No. 20367

G. A. FINANCIAL, INC. and
JOHN M. KISH,

                           Defendants.

                                    COMPLAINT
                          PURSUANT TO 8 DEL. C. ss. 225

     Plaintiffs Seidman and Associates, L.L.C. ("Seidman & Associates") and Lawrence B. Seidman ("Seidman") by and through their attorneys, Richards, Layton & Finger, P.A., as and for their complaint against defendants G.A. Financial, Inc. ("GAF" or the "Company") and John M. Kish ("Kish") hereby allege upon knowledge as to themselves and information and belief as to all other matters:

                              NATURE OF THE ACTION

     1. This is an action brought pursuant to 8 Del. C.ss.225, challenging the results of an election of directors that was conducted at the Annual Meeting of Shareholders of GAF ("Annual Meeting") held on April 23, 2003. The action seeks a summary review and determination of validity of the election of directors which took place at the Annual Meeting.

                                   THE PARTIES

     2. Plaintiff Seidman & Associates is a New Jersey limited liability company with offices at 100 Misty Lane, Parsippany, New Jersey. Seidman & Associates is, and at all pertinent times has been, a shareholder of GAF.

     3. Plaintiff Seidman is a New Jersey resident with offices at 100 Misty Lane, Parsippany, New Jersey. Seidman is the managing member of Seidman & Associates.

     4. Defendant GAF is a Delaware corporation with principal offices at 4750 Clairton Boulevard, Pittsburgh, Pennsylvania. GAF is a holding company which owns all of the shares of Great American Federal Savings and Loan Association.

     5. Defendant Kish maintains a business address at the offices of GAF. Kish is the Chief Executive Officer, and Chairman of the Board of Directors, of GAF.

                                   BACKGROUND

     6. The GAF shares of common stock are registered under the Securities and Exchange Act of 1934, are publicly-held, and are actively traded on the American Stock Exchange.

     7. In early  2003,  GAF set  April  23,  2003,  as the date for its  Annual
Meeting.

     8. On or about March 17, 2003, GAF disseminated its Proxy Statement for the Annual Meeting ("GAF Proxy Statement").

     9. The GAF Proxy Statement included the following disclosures and information:
     (a) The record date for determination of the shareholders of record entitled to vote at the Annual Meeting was fixed at March 10, 2003.
     (b) The Management nominees for re-election to the Board of Directors -- for three (3) year terms that expire in 2006 -- were: (i) Kish; and (ii) Darrel
J. Hess ("Hess").
     (c) The number of shares of common stock outstanding on the record date was 5,091,217.

     10. Seidman & Associates and Seidman, together with other shareholders of GAF affiliated with them, nominated Seidman as a candidate for election to the GAF Board of Directors.

     11. Seidman, Seidman & Associates and other shareholders aligned with them established the GA Financial Committee to Preserve Shareholder Value ("Committee"), which made the requisite filings with the Securities and Exchange Commission to solicit proxies for the election of Seidman. Due to the so-called "short slate rules" and because the Committee was seeking only one seat on the Board of Directors of GAF, proxy cards distributed by the Committee also included Hess.

     12. The Committee appointed D.F. King & Co., Inc. ("King") to serve as its representative and proxy solicitor.

     13. GAF appointed Georgeson Shareholder Communications, Inc. ("Georgeson") to serve as its proxy solicitor.

     14. On April 10, 2003, April 14, 2003 and April 15, 2003, GAF filed amendments or supplements to the GAF Proxy Statement. In no instance did any of these filings provide any new information concerning the number of outstanding shares of common stock of GAF entitled to vote at the Annual Meeting.

     15. GAF appointed Corporate Election Services, Inc. ("CES") to serve as the independent inspector of elections for the Annual Meeting.

     16. On or about April 22, 2003, at approximately 5:44 p.m., Kish faxed a memo to Seidman. This memo stated that, while the number of outstanding shares reported in the GAF Proxy Statement was correct, there were additional shares entitled to be voted at the Annual Meeting. In addition, the text of an announcement that would be made at the Annual Meeting was also enclosed. (A copy of the memo and announcement are annexed as Exhibit A hereto.)

     17. Per the memo and announcement (Exhibit A), the total number of shares of common stock outstanding on the record date was 5,149,242 shares - 58,025 shares more than the number of shares publicly disclosed by GAF in its proxy materials (and supplements thereto).

     18. In addition to the foregoing, the voting list maintained by GAF's transfer agent reported 5,5153,794 shares - 62,577 shares more than the number of shares disclosed in the GAF proxy statement.

     19. Thus, in connection with the Annual Meeting, three (3) different numbers were reported with respect to the number of outstanding shares of common stock entitled to vote at the meeting. Specifically:
     (a) The GAF Proxy Statement reported 5,091,217 shares;
     (b) The memo and announcement reported 5,149,242 shares; and
     (c) The voting list maintained by the transfer agent reported 5,153,794 shares. In addition, GAF representatives orally represented to plaintiffs that the GAF list maintained by its transfer agent included 5,000 treasury shares registered in "street name."

     20. The Annual Meeting was convened on April 23, 2003. During the course of the Annual Meeting, Kish made an announcement consistent with the memorandum previously sent to Seidman (Exhibit A).

     21. At the meeting, CES collected the ballots and, after the closing of the polls, announced that it would tabulate the vote.

     22. On April 28, 2003, CES notified King that it would not then be releasing the preliminary results of its tabulation of the votes, because it was still trying to resolve an over-vote by a nominee.

     23. On April 29, 2003, CES faxed two (2) documents to King:
     (a) The Preliminary Tabulations of Votes (A copy is annexed as Exhibit B hereto).
     (b) An Over-Vote Report (A copy is annexed as Exhibit C hereto).

     24. The Preliminary Tabulation of Votes (Exhibit B) disclosed the following with respect to the votes for the Directors:

     (a) Kish 2,117,179 votes
     (b) Hess 4,007,188 votes
     (c) Seidman 1,926,903 votes
Thus, based on the Inspector's pre liminary tally, Seidman had lost the election by 190,276 votes.

     25. The Over-Vote Report (Exhibit C) disclosed a voting discrepancy attributable to The Bank of New York ("BONY") which voted 824 more shares than were registered in its name. Specifically:

     (a) 859,647 shares were registered in the name of BONY;
     (b) 627,271 shares were assigned by BONY to "respondent banks" to vote (i.e., banks for which BONY acted as agent);
     (c) 232,376 shares remained eligible to vote; but, 233,200 shares were voted by BONY.

     26. On April 29, 2003, Seidman sent a letter to Kish requesting a detailed explanation concerning the discrepancy in the reported number of shares outstanding. (A copy of this letter is annexed as Exhibit D hereto.)

     27. On May 2, 2003, a meeting was convened by CES for the purpose of reviewing and challenging the vote. King and Georgeson attended this meeting as representatives of the Committee and GAF, respectively.

     28. At the aforesaid meeting, CES announced it was using the 5,149,242 figure provided by Management as the total number of outstanding shares of common stock. CES also announced that it was unable to secure a satisfactory explanation concerning the voting of 232,326 shares registered in the name of BONY; and therefore that it was planning to disallow these votes.

     29. On the same day, GAF filed a Form 8-K with the Securities and Exchange Commission which set forth the following assertions with respect to the number of outstanding shares of common stock:
     (a) Kish learned of the discrepancy on April 21, 2003 when CES notified him that the number of shares "reported as voteable" on the Certified Shareholder List maintained by GAF's transfer agent were different than the number of shares stated in the GAF Proxy Statement.
     (b) On April 22, 2003 it was concluded that the number of shares reported in the GAF Proxy Statement was "correct for financial reporting purposes," but excluded shares held in a 1996 Stock-Based Compensation Plan ("Plan") that are voteable "but need not be reported as outstanding for financial reporting purposes."
     (c) The GAF Proxy Statement failed to disclose the 58,025 shares held by the Plan and voted by its Trustee. (A copy of the Form 8-K is annexed as Exhibit E hereto).

     30. Later in the day, on May 2, 2003, GAF announced that Kish and Hess had been elected.

     31. It was disclosed that the 232,376 votes cast by BONY were all disallowed by CES, resulting in a loss of 203,000 votes for Seidman, i.e., more votes were disallowed than Kish's margin of victory. It was also disclosed that 627,271 votes attributable to the balance of the shares registered to BONY were allowed and counted. (The overwhelming majority of these shares were, upon information and belief, voted for Kish and Hess.)

     32. Seidman won the election if CES, consistent with Delaware law, disqualified the entire BONY position.

                                     COUNT I

     33. Plaintiffs hereby repeat and reallege, as if fully set forth herein, paragraphs 1 through 32, above.

     34. The procedures employed in connection with the counting of votes were unlawful, wrongfully eliminating some, and improperly counting other, votes. Three (3) matters tainted the election and resulted in an invalid determination that Kish was elected by a plurality of the votes cast. These matters are:

     (a) CES acted in a quasi-judicial, as opposed to a purely ministerial, manner in the discharge of its duties; and, as a result, wrongfully counted shares as being properly voted for Kish.
     (b) CES accepted GAF's explanation concerning the additional shares allegedly discovered on the eve of the election; and, counted these 58,025 shares in the final vote. (Upon information and belief these shares overwhelmingly voted for Kish.) In so acting, CES disregarded the list of shareholders entitled to vote, which was compiled by the transfer agent and was prima facie evidence of the identity of all shareholders entitled to vote, pursuant to the provisions of Section 219 of the General Corporation Law of the State of Delaware.
     (c) CES was, upon information and belief, unable to receive definitive information from BONY to reconcile the over-vote; nevertheless, CES improperly disqualified some, but not all, of the votes attributable to these shares.

     35. The justifications, and explanations, presented by GAF for the 58,025 shares are patently contrived and unfounded. If the 58,025 shares are held by the Plan, these shares have always been outstanding for all purposes. Thus, these shares should be included on all documents disseminated by GAF, which disclose the number of outstanding shares, including the shareholder list compiled by the transfer agent. Upon information and belief, however, the Plan did not have 58,205 shares that were either unallocated, or forfeited, or unvested as of the record date.

     36. In addition to the foregoing, all issued shares, which are not held as treasury stock, are outstanding and entitled to vote under the General Corporation Law of the State of Delaware. Thus, all outstanding shares should have been disclosed in the GAF Proxy Statement.

     37. The disallowance of the vote of 232,376 shares held by BONY, while simultaneously allowing the vote of 627,271 shares held by BONY, was wrongful and unlawful.

     38. The existence of an over-vote by BONY was undisputed. Specifically, 824 more votes were cast than there were shares registered in the name of BONY (859,647 shares owned versus 860,471 voted).

     39. BONY was not the beneficial owner of any of the shares registered in its name on the record date; rather, it was the nominee for the beneficial owners.

     40. Upon information and belief, the beneficial owners of the shares held by BONY included the Plan and the Great American Federal Savings and Loan Association Employee Stock Ownership Plan and Trust ("ESOP").

     41. CES asserted that it could partially resolve the over-vote by concluding the 627,271 shares were validly voted by the Plan and the ESOP -- through their respective trustees. (It was claimed that the respondent bank assignments involved shares held by the ESOP and the Plan -- except for a separate assignment of approximately 5,000 shares.)

     42.  Upon   information   and  belief,   and  contrary  to  the   aforesaid
determination by CES with respect to the 627,271 votes, which was not a ministerial determination:

     (a) BONY specifically informed CES that it was unable to identify -- at least within the time allotted by CES -- precisely how many shares it held for each beneficial owner on the record date, and it was unable to determine which shares were over-voted.
     (b) The Plan and the ESOP do not hold 627,271 shares, or 622,271 shares.

     43. As a result and consequence of the foregoing, the election of Kish was not valid or lawful.

     44. Seidman received more lawfully cast votes than Kish, and should have been elected as Director.

     45. Upon information and belief, defendants contest the foregoing and an actual controversy exists.

     46. Plaintiffs have no adequate remedy at law.

     WHEREFORE, Plaintiffs demand judgment against GAF and Kish for the following relief:

     (a) Decreeing and declaring the election of Kish to the GAF Board of Directors, at the 2003 Annual Meeting, to have been invalid;
     (b) Decreeing and declaring that Seidman received a plurality of votes validly cast, and should have been elected to the GAF Board of Directors at the 2003 Annual Meeting for a three (3) year term;
     (c) Removing Kish, and replacing him with Seidman, as a Member of the GAF Board of Directors; (d) All costs and expenses incurred in bringing and prosecuting this suit, including attorney fees; and (e) Such other relief as is just and equitable.


                                                 ----------------------------
                                                 Gregory V. Varallo
                                                 Richard P. Rollo
                                                 Richards, Layton & Finger, P.A.
                                                 One Rodney Square
                                                 Post Office Box 551
                                                 Wilmington, DE  19899
                                                 (302) 651-7700
                                                 Attorneys for Plaintiffs


Dated:  June 12, 2003